Nasdaq: PEBO

April 28, 2011

Peoples Bancorp®

Welcome …

Shareholders and Guests

ANNUAL MEETING OF SHAREHOLDERS

Peoples Bancorp

Disclaimer

Please note and understand that commentary in this presentation may contain projections or other forward-looking statements regarding future events or Peoples Bancorp's ("Peoples") future financial performance. These statements are based on management's current expectations. The statements in this presentation which are not historical fact are forward looking statements that involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples' Securities and Exchange Commission filings. Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples' business and operations, it is possible that actual results may differ materially from these projections. Peoples disclaims any responsibility to update these forward-looking statements.

Recent Annual Earnings



	2010	2009	2008
Net income ($000's)	$3,529	$2,314	$7,455
EPS	$0.34	$0.22	$0.72

Peoples Bancorp

2010 versus 2009 Earnings

($ in thousands, except EPS)	**2010**	**2009**
Net interest income	$ 59,902	$ 61,843
Provision for loan losses	(26,916)	(25,721)
Net losses on investments & other assets	(1,825)	(6,364)
Total non-interest income	31,634	32,050
Total non-interest expense	(57,042)	(58,682)
Income before taxes and preferred dividends	**$ 5,753**	**$ 3,126**

Recent Quarterly Earnings



	Q1 2010	Q2 2010	Q3 2010	Q4 2010	Q1 2011
Net income ($000's)	$802	$2,773	($101)	$55	$1,346
EPS	$0.08	$0.27	($0.01)	$0.01	$0.13

Quarterly Asset Quality Trends



Nonperforming Assets
Net Charge-offs
$40,696
$5,748
$35,865
$7,205
$43,423
$4,843
$41,550
$7,963
$44,972
$7,396
$36,759
$7,628
12/31/09
3/31/10
6/30/10
9/30/10
12/31/10
3/31/11

Quarterly Capital Trends



Total Capital Ratio
Tier 1 Common Ratio
16.80%
10.58%
16.83%
10.60%
17.45%
11.08%
17.55%
11.13%
18.24%
11.59%
16.60%
11.72%
12/31/09
3/31/10
6/30/10
9/30/10
12/31/10
3/31/11

Nasdaq: PEBO April 28, 2011

Peoples Bancorp®

ANNUAL MEETING OF SHAREHOLDERS